Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	April 20, 2009	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary First Quarter 2009 Results

El Dorado, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that the financial results for the first quarter of 2009 were a loss of $1.2 million, $.09 a share compared to a loss of $.4 million, $.03 a share, a year ago. The decrease in the first quarter results was due mainly to a lower pine sawtimber harvest volume and lower average per-ton sales price, fewer acres of non-strategic timberland sold, and reduced real estate sales activity. These decreases were partially offset by improvements in Mill operations due to increased hourly production rates and lower log costs. Net cash provided by operating activities was $.5 million for the first quarter of 2009, which compares to $1.9 million a year ago.

Commenting on the results, Mr. Dillon stated, “The economic uncertainty resulting from the financial crisis and the resulting recession continued to have a strong negative impact on both lumber and real estate markets during the first quarter. While we weather this storm, we are intensely focused on operating efficiency and cost control in every aspect of each of our business lines. We are also concentrating our attention on those aspects of our operations that have the greatest potential for achieving a positive financial impact during this business environment. These include our program to sell non-strategic, recreational-use hardwood bottomland acreage; our efforts to work with interested buyers of commercial properties in Chenal Valley; and our intent to maintain lumber production levels consistent with what the market can absorb. A bright spot in these difficult times is that Del-Tin Fiber, our medium density fiberboard joint-venture, again reported positive financial results.”

Operating income for Deltic’s Woodlands segment was $5.7 million in the first quarter of 2009, a decrease of $2.7 million when compared to $8.4 million for the same period a year ago. Pine sawtimber harvest levels decreased 24,843 tons to 155,531 tons in the first quarter of 2009 compared to 180,374 tons for the same period of 2008 due to timing. The average sales price was $29 per ton in the first quarter of 2009, a 22 percent decrease from $37 per ton for 2008’s first quarter due to less demand caused by the continuation of a weak lumber market and the resulting curtailments and closures of area sawmills. Sales of pine pulpwood decreased $.6 million from a year ago on reduced volume and sales prices due to lower demand for fiber by area papermills. Oil and gas lease rental and royalty income totaled $.9 million during the first quarter of 2009 compared to $.7 million for the same quarter of 2008. The Company sold approximately 277 acres of non-strategic hardwood bottomland at an average sales price of $1,485 per acre in the current period versus approximately 674 acres at an average sales price of $2,128 per acre in the prior-year quarter. The lower per-acre sales price in 2009 was due to location and quality of land sold.

The Company’s Mills segment reported an operating loss of $3.6 million in 2009’s first quarter compared to a loss of $4.4 million in the corresponding quarter of 2008. The Mills segment benefited from year-over-year improved hourly production rates and from lower log costs in 2009 versus 2008. The average finished lumber sales price decreased $6, from the prior-year quarter or three percent, to $234 per thousand board feet. Lumber sales volume decreased from 62.5 million board feet in the first quarter a year ago to 52.3 million board feet in the current quarter, as operating hours were reduced to balance production with market demand.

The Real Estate segment lost $1 million in the first quarter of 2009, which compares to a $.6 million loss for the same period of 2008. There were no residential lot sales in the first quarter of 2009 versus seven lots sold at an average lot price of $68,000 in the same period a year ago. There were no sales of commercial real estate acreage in the first quarter of either year.

Corporate operating expense was $2.9 million in the first quarter of 2009, which compares to $3.5 million for the corresponding period of 2008. Deltic’s equity in earnings of Del-Tin Fiber was income of $.8 million for the current-year quarter compared to $.7 million for the same period of 2008. Income taxes in the current-year period were essentially zero as a result of the expected federal benefit due to the current-period operating loss being offset by a one-time state tax provision.

Capital expenditures were $4.8 million for the first quarter of 2009, while expenditures for the same period of 2008 were $5.8 million.

In regard to the outlook for the second quarter and year of 2009, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 160,000 to 170,000 tons and 525,000 to 575,000 tons, respectively. Finished lumber production and sales volumes are estimated at 55 to 65 million board feet for the second quarter and 220 to 260 million board feet for the year, depending upon market conditions. Residential lot sales are projected at three to six lots and 10 to 20 lots for the second quarter and year of 2009, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Tuesday, April 21, 2009, at 10:00 a.m. Central Time to discuss first quarter 2009 earnings. Interested parties may participate in the call by dialing 1-888-713-4218 and referencing participant passcode identification number 15823059. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, and a recording of the call will be available until Tuesday, April 28, by dialing 1-888-286-8010 and referencing replay passcode identification number 27820591.

Summary financial data and operating statistics for the first quarter of 2009 with comparisons to 2008 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2009		Three Months Ended March 31, 2008
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)
Woodlands	$9.9	5.7	12.6	8.4
Mills	16.0	(3.6)	19.8	(4.4)
Real Estate	1.6	(1.0)	2.3	(0.6)
Corporate	—	(2.9)	—	(3.5)
Eliminations	(4.6)	0.6	(6.9)	(0.2)

Total net sales/operating income/(loss)	$22.9	(1.2)	27.8	(0.3)

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Net sales	$22,862	27,822

Costs and expenses
Cost of sales	17,447	20,588
Depreciation, amortization, and cost of fee timber harvested	3,416	3,767
General and administrative expenses	3,208	3,743

Total costs and expenses	24,071	28,098

Operating income/(loss)	(1,209)	(276)

Equity in earnings of Del-Tin Fiber	757	714
Interest income	2	109
Interest and other debt expense	(903)	(1,275)
Interest capitalized	63	149
Other income/(expense)	133	67

Income/(loss) before income taxes	(1,157)	(512)

Income taxes	(17)	144

Net income/(loss)	$(1,174)	(368)

Earnings/(loss) per common share
Basic	$(0.09)	(0.03)
Assuming dilution	$(0.09)	(0.03)

Dividends per common share	$0.075	0.075

Average common shares outstanding (thousands)	12,414	12,413

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Mar. 31 2009	Dec. 31, 2008
Assets
Current assets
Cash and cash equivalents	$304	2,413
Trade accounts receivable - net	4,547	2,991
Other receivables	48	58
Inventories	5,904	6,511
Prepaid expenses and other current assets	5,318	4,223

Total current assets	16,121	16,196

Investment in real estate held for development and sale	54,210	54,081
Investment in Del-Tin Fiber	10,012	8,962
Other investments and noncurrent receivables	2,743	5,710
Timber and timberlands - net	213,066	210,035
Property, plant, and equipment - net	37,067	38,657
Deferred charges and other assets	1,029	1,092

Total assets	$334,248	334,733

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$2,137	1,727
Current maturities of long-term debt	1,111	1,111
Accrued taxes other than income taxes	2,192	1,758
Income taxes payable	33	16
Deferred revenues and other accrued liabilities	6,101	6,777

Total current liabilities	11,574	11,389

Long-term debt	77,834	75,833
Deferred tax liabilities - net	5,235	4,758
Guarantee of indebtedness of Del-Tin Fiber	345	518
Other noncurrent liabilities	29,060	29,071
Commitments and contingencies	—	—
Stockholders’ equity
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	76,955	78,660
Retained earnings	153,576	155,683
Treasury stock, 395,111 and 412,177 shares held, respectively	(13,642)	(14,400)
Accumulated other comprehensive loss	(6,817)	(6,907)

Total stockholders’ equity	210,200	213,164

Total liabilities and stockholders’ equity	$334,248	334,733

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Three Months Ended March 31,
	2009	2008
Operating activities
Net loss	$(1,174)	(368)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	3,416	3,767
Deferred income taxes	574	677
Real estate costs recovered upon sale	—	296
Timberland costs recovered upon sale	100	238
Equity in earnings of Del-Tin Fiber	(757)	(714)
Stock-based compensation expense	412	373
Net decrease in liabilities for pension and other postretirement benefits	247	(16)
Net decrease in deferred compensation for stock-based liabilities	(1,069)	(734)
(Increase)/decrease in operating working capital other than cash and cash equivalents	(1,469)	(1,239)
Other changes in assets and liabilities	211	(387)

Net cash provided by operating activities	491	1,893

Investing activities
Capital expenditures	(4,720)	(5,573)
Net change in purchased stumpage inventory	(502)	(520)
Advances to Del-Tin Fiber	(1,850)	(1,718)
Distributions from Del-Tin Fiber	1,385	1,785
Increase in funds held by trustee	2,765	(175)
Other - net	435	232

Net cash required by investing activities	(2,487)	(5,969)

Financing activities
Proceeds from borrowings	3,500	—
Repayments of notes payable and long-term debt	(1,500)	—
Treasury stock purchases	(1,112)	(11)
Common stock dividends paid	(933)	(932)
Proceeds from stock option exercises	7	401
Excess tax benefits from stock-based compensation	—	357
Other - net	(75)	—

Net cash provided/(required) by financing activities	(113)	(185)

Net increase/(decrease) in cash and cash equivalents	(2,109)	(4,261)
Cash and cash equivalents at January 1	2,413	10,673

Cash and cash equivalents at March 31	$304	6,412

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended March 31,
(Thousands of dollars)	2009	2008
Capital expenditures
Woodlands	$3,966	3,291
Mills	579	1,624
Real Estate	168	862
Corporate	42	45

Total	$4,755	5,822

Woodlands
Pine sawtimber harvested from fee lands - tons	155,531	180,374
Pine sawtimber price - per ton	$29	37

Timberland sales - acres	277	674
Timberland sales price - per acre	$1,485	2,128

Mills
Finished lumber sales - thousands of board feet	52,347	62,466
Finished lumber price - per thousand board feet	$234	240

Real Estate
Residential
Lots sold	—	7
Average sales price - per lot	$—	68,200

Commercial
Acres sold	—	—
Average sales price - per acre	$—	—

Undeveloped
Acres sold	—	—
Average sales price - per acre	$—	—